Exhibit 99.3

Overview and Frequently Asked Questions

Over view

Oracle Buys MICROS Systems

Adds Innovative Hospitality and Retail Technology

Vendor to Expand Oracle into More Industries

On June 23, 2014, Oracle announced that it has entered into an agreement to acquire MICROS Systems, a provider of integrated software and hardware solutions to the Hospitality and Retail industries. The proposed transaction is expected to close in the second half of 2014. Until the transaction closes, Oracle and MICROS will continue to operate independently and it is business as usual.

MICROS offers a range of software, hardware and related services along with rapidly growing cloud solutions to manage hotels, food & beverage facilities, and retailers. MICROS’ proven and innovative technologies are built and serviced by more than 6,600 employees with deep domain expertise and are in use across 330,000 customer sites in 180 countries.

Oracle offers complete and best-in-class products throughout an integrated stack of hardware and software, with every layer designed and engineered to work together in the cloud and data center. By eliminating complexity and simplifying IT, Oracle’s cloud-based and on-premises solutions enable more than 400,000 customers in more than 145 countries to accelerate innovation and create added value for their customers.

Cloud, mobile, social, big data and the internet of things are impacting every industry, encouraging companies to modernize in order to compete effectively. The addition of MICROS extends Oracle’s offerings in industries by combining MICROS’ industry specific applications with Oracle’s business applications, technologies and cloud portfolio. Together, Oracle and MICROS will help Hospitality and Retail companies to accelerate innovation, transform their businesses, and delight customers with complete, open and integrated solutions.

Oracle is committed to protecting and enhancing customer investments in MICROS solutions. MICROS’ management and employees will form a dedicated business within Oracle to maintain their focus on serving customers. Oracle’s industry organizations maintain unique domain knowledge, specialized expertise and focused product investments, which currently includes more than 18,000 Oracle employees and over $500 million in annual R&D spend. This model has proven highly successful across several industries, and we look forward to bringing these same benefits to the customers of MICROS.

PRODUCT OVERVIEW AND STRATEGY

What is the rationale for this acquisition?

More than ever, businesses across many industries are modernizing their organizations to compete more effectively. The combination of Oracle and MICROS is expected to accelerate customers’ ability to innovate and differentiate their businesses by leveraging Oracle’s technologies, cloud solutions, and global reach and scale.

What products and services does MICROS offer?

The world’s leading Hotel, Food & Beverage, and Retail brands choose MICROS’ expansive suite of solutions to better address their customers’ rapidly changing service expectations. MICROS customers are known to deliver some of the most exceptional customer service interactions, relying heavily on advanced technology to modernize their organizations. MICROS provides industry specific solutions through integrated software, hardware, and related services.

CUSTOMERS AND PARTNERS

How is the proposed transaction between Oracle and MICROS expected to benefit customers?

Customers will also benefit from accelerated R&D investment in products and services that address the most critical customer-facing and revenue-producing aspects of organizations. Oracle plans to extend and expand MICROS’ ability to sell, service and support customers around the world by utilizing Oracle’s global scale and resources.

How does Oracle plan to maintain MICROS’ domain expertise after the closing?

MICROS brings tremendous domain expertise. MICROS’ management team and employees will become part of a dedicated business within the Oracle Industry organization. The team will enhance Oracle’s Global Business Units (GBU) organization with the addition of MICROS.

How will the proposed acquisition impact the MICROS product roadmap?

Oracle is committed to protecting and enhancing customer investments in MICROS solutions. After the close of the transaction, Oracle plans to continue to invest in the Hospitality and Retail industries. We expect this will add additional functionality and capabilities at a quicker pace. In addition, MICROS customers will benefit from better integration and alignment with Oracle’s other product offerings.

BUSINESS CONTINUITY

Can I still purchase MICROS products and services?

Yes, MICROS products and services will continue to be available. Please contact a MICROS sales representative to assist you, or visit www.micros.com for contact information.

Should MICROS customers continue to call MICROS customer support?

Yes. MICROS customers should continue using existing MICROS contacts for support, professional services, and sales to address immediate and ongoing needs. We will communicate all changes and transitions occurring after the close of the transaction well in advance through these familiar channels.

How will Oracle continue to support and broaden relationships with MICROS partners?

We expect business to continue as usual for MICROS partners. If contact information changes, we will communicate these changes through normal channels. Oracle partners may also use their existing Oracle channels for support to answer any questions.

Will training on MICROS products and services continue?

Yes. We want to ensure MICROS products and services provide the best possible service for their customers, and we know excellent training is critical to reach that goal.

Where can I find out more information about the proposed Oracle and MICROS combination?

For more information, please visit oracle.com/micros.

Cautionary Statement Regarding Forward-Looking Statements

This document contains certain forward-looking statements about Oracle and MICROS, including statements that involve risks and uncertainties concerning Oracle’s proposed acquisition of MICROS, anticipated customer benefits and general business outlook. When used in this document, the words “anticipates”, “can”, “will”, “look forward to”, “expected” and similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements. Any such statement may be influenced by a variety of factors, many of which are beyond the control of Oracle or MICROS, that could cause actual outcomes and results to be materially different from those projected, described, expressed or implied in this document due to a number of risks and uncertainties. Potential risks and uncertainties include, among others, the possibility that the transaction will not close or that the closing may be delayed, the anticipated synergies of the combined companies may not be achieved after closing, the combined operations may not be successfully integrated in a timely manner, if at all, general economic conditions in regions in which either company does business, and the possibility that Oracle or MICROS may be adversely affected by other eco- nomic, business, and/or competitive factors. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Oracle or MICROS.

In addition, please refer to the documents that Oracle and MICROS, respectively, file with the U.S. Securities and Exchange Commission (the “SEC”) on Forms 10 -K, 10 -Q and 8-K. These filings identify and address other important factors that could cause Oracle’s and MICROS’ respective operational and other results to differ materially from those contained in the forward-looking statements set forth in this document. You are cautioned to not place undue reliance on forward-looking statements, which speak only as of the date of this document. Neither Oracle nor MICROS is under any duty to update any of the information in this document.

Oracle is currently reviewing the existing MICROS product roadmap and will be providing guidance to customers in accordance with Oracle’s standard product communication policies. Any resulting features and timing of release of such features as determined by Oracle’s review of MICROS’ product roadmap are at the sole discretion of Oracle. All product roadmap information, whether communicated by MICROS or by Oracle, does not represent a commitment to deliver any material, code, or functionality, and should not be relied upon in making purchasing decision. It is intended for information purposes only, and may not be incorporated into any contract.

Additional Information about the Acquisition and Where to Find It

In connection with the proposed acquisition, Oracle will commence a tender offer for the outstanding shares of MICROS. The tender offer has not yet commenced. This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of MICROS, nor is it a substitute for the tender offer materials that Oracle and its acquisition subsidiary will file with the SEC upon commencement of the tender offer. At the time the tender is commenced, Oracle and its acquisition subsidiary will file tender offer materials on Schedule TO, and MICROS will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. The tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other tender offer documents) and the Solicitation/ Recommendation Statement will contain important information. Holders of shares of MICROS are urged to read these documents when they become available because they will contain important information that holders of MICROS securities should consider before making any decision regarding tendering their securities. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of shares of MICROS at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s web site at www.sec.gov.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Oracle and MICROS file annual, quarterly and special reports and other information with the SEC. You may read and copy any reports or other information filed by Oracle or MICROS at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800 -SEC- 0330 for further information on the public reference room. Oracle’s and MICROS’ filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

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